Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

September 2009 Performance Update

The Frontier Fund Supplement Dated October 9, 2009 to Prospectus Dated May 26, 2009

The Frontier Fund Class 1 New

T H E    F RO N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

September performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	September 30, 2009	September 30, 2009	NAV / Unit
	MTD	YTD
Frontier Diversified Series-1	1.29%	-1.05%	$98.95
Frontier Dynamic Series-1	-0.91%	-3.44%	$96.56
Frontier Long/Short Commodity Series-1a	1.14%	-1.43%	$98.57
Frontier Masters Series-1	2.33%	-1.68%	$98.32

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of September 30, 2009. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$143,873.74
Unrealized trading gain/(loss)			(65,958.60)
Less: commissions			(4,613.67)
Less: FCM fees			(13,043.59)
Foreign currency gain/(loss)			236.06
Interest income			8,900.44

Total Income			69,394.38

EXPENSES

Management fees			3,279.35
Incentive fees			3,401.98
Broker service fees			11,031.09

Total Expenses			17,712.42

Net Income (Loss)			$51,681.96

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	40,756.49224	$3,981,551.66	97.69
Current month additions	65,105.84635	6,441,997.34
Current month redemptions	—	—
Net Income (loss) for current month		51,681.96

Net Asset Value, end of current month	105,862.33859	$10,475,230.96	98.95

	Monthly rate of return		1.29%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND DYNAMIC SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			(1,899.83)
Less: commissions			—
Less: FCM fees			(403.90)
Foreign currency gain/(loss)			—
Interest income			287.33

Total Income			(2,016.40)

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			341.61

Total Expenses			341.61

Net Income (Loss)			$(2,358.01)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	1,968.28493	$191,799.89	97.45
Current month additions	645.45205	62,933.00
Current month redemptions	—	—
Net Income (loss) for current month		(2,358.01)

Net Asset Value, end of current month	2,613.73698	$252,374.88	96.56

	Monthly rate of return		-0.91%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Dynamic Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$9,137.64
Unrealized trading gain/(loss)			(5,210.03)
Less: commissions			(293.40)
Less: FCM fees			(422.09)
Foreign currency gain/(loss)			(5.25)
Interest income			301.34

Total Income			3,508.21

EXPENSES

Management fees			465.98
Incentive fees			600.80
Broker service fees			360.06

Total Expenses			1,426.84

Net Income (Loss)			$2,081.37

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	1,820.06914	$177,384.87	97.46
Current month additions	1,549.94758	152,728.71
Current month redemptions	—	—
Net Income (loss) for current month		2,081.37

Net Asset Value, end of current month	3,370.01672	$332,194.95	98.57

	Monthly rate of return		1.14%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$28,884.74
Unrealized trading gain/(loss)			25,022.42
Less: commissions			(504.51)
Less: FCM fees			(5,477.17)
Foreign currency gain/(loss)			(10.27)
Interest income			3,827.14

Total Income			51,742.35

EXPENSES

Management fees			4,074.89
Incentive fees			0.03
Broker service fees			4,631.67

Total Expenses			8,706.59

Net Income (Loss)			$43,035.76

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	12,826.27436	$1,232,341.59	96.08
Current month additions	30,641.57162	2,998,243.24
Current month redemptions	—	—
Net Income (loss) for current month		43,035.76

Net Asset Value, end of current month	43,467.84598	$4,273,620.59	98.32

	Monthly rate of return		2.33%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Masters Series 1